                                                                  Exhibit (g)(2)
PART 1: FINANCIAL INFORMATION
Item 1: Financial Statements
                              ANDERSEN GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                              Aug. 31, 1995    Feb. 28, 1995
------------------------------------------------------------------------------------------------------------
                                                                               (unaudited)         (audited)
ASSETS
------
CURRENT ASSETS:
  Cash and cash equivalents                                                        $3,242             $2,709
  Marketable securities                                                             3,040              2,180
  Accounts and other receivables less
   allowance for doubtful accounts of $479 and $360                                 8,716              7,921
  Inventories                                                                      14,268             12,690
  Prepaid expenses and other assets                                                   301                520
------------------------------------------------------------------------------------------------------------
   Total current assets                                                            29,567             26,020
------------------------------------------------------------------------------------------------------------


Property, plant and equipment                                                      22,185             22,348
Accumulated depreciation                                                          (11,628)           (10,930)
------------------------------------------------------------------------------------------------------------
  Property, plant and equipment, net                                               10,557             11,418
------------------------------------------------------------------------------------------------------------

Prepaid pension expense                                                             3,589              3,517
Other assets                                                                        3,124              2,723
------------------------------------------------------------------------------------------------------------
                                                                                  $46,837            $43,678
------------------------------------------------------------------------------------------------------------

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
 STOCK AND COMMON AND OTHER STOCKHOLDERS' EQUITY
------------------------------------------------
CURRENT LIABILITIES:
  Accounts payable                                                                 $2,238             $2,119
  Short term debt                                                                   6,547              3,543
  Other current liabilities                                                         5,888              5,285
------------------------------------------------------------------------------------------------------------

   Total current liabilities                                                       14,673             10,947
------------------------------------------------------------------------------------------------------------

Long term debt, less current maturities                                             8,673              8,784
Other liabilities                                                                   1,152              1,160
Deferred income taxes                                                               2,281              2,281

Redeemable cumulative convertible preferred stock                                  10,669             10,593
------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
  Common stock                                                                      2,103              2,103
  Additional paid-in capital                                                        1,924              1,925
  Retained earnings                                                                 5,452              5,975
  Treasury stock, at cost                                                             (90)               (90)
------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                       9,389              9,913
------------------------------------------------------------------------------------------------------------

                                                                                  $46,837            $43,678
------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                             ANDERSEN GROUP, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                     (In thousands, except per share data)

                                                        THREE MONTHS ENDED              SIX MONTHS ENDED
(unaudited)                                        AUG. 31, 1995 AUG. 31, 1994   AUG. 31, 1995  AUG. 31, 1994
--------------------------------------------------------------------------------------------------------------
REVENUES:
   Net sales                                          $15,018        $14,647          $32,287        $30,784
   Investment and other income                            544          1,812              915          3,245
-------------------------------------------------------------------------------------------------------------
                                                       15,562         16,459           33,202         34,029
-------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES:
   Cost of sales                                       10,496         10,020           22,597         21,184
   Selling, general and administrative expenses         4,177          4,617            8,743          8,949
   Research and development expenses                      564            829            1,498          1,639
   Interest expense                                       334            404              674            803
-------------------------------------------------------------------------------------------------------------
                                                       15,571         15,870           33,512         32,575
-------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes
 and extraordinary                                         (9)           589             (310)         1,454
   Income tax expense (benefit)                            (1)            61              (82)           146
-------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary item                    (8)           528             (228)         1,308
   Extraordinary gain from early
    extinguishment of debt, net of income
     tax expense                                            -             38                -              39
-------------------------------------------------------------------------------------------------------------
Net income (loss)                                          (8)           566             (228)         1,347
   Preferred dividend requirement                        (149)          (148)            (296)          (296)
-------------------------------------------------------------------------------------------------------------
   Income (loss) applicable to common shares            ($157)          $418            $(524)        $1,051
-------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) PER COMMON SHARE:
   Continuing operations                               ($0.08)         $0.19           $(0.27)         $0.52
   Extraordinary item                                    0.00           0.02             0.00           0.02
-------------------------------------------------------------------------------------------------------------
   Income (loss) applicable to common shares           ($0.08)         $0.21           $(0.27)         $0.54
-------------------------------------------------------------------------------------------------------------

DIVIDENDS DECLARED PER SHARE:
   Preferred                                            $0.00          $0.00            $0.00          $0.00
-------------------------------------------------------------------------------------------------------------
   Common                                               $0.00          $0.00            $0.00          $0.00
-------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                              ANDERSEN GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                 Six months ended
(unaudited)                                               Aug. 31, 1995    Aug. 31, 1994
----------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                 $(228)         $1,347
Adjustments to reconcile net income (loss) to net
 cash provided by (used for) operating activities:
  Depreciation, amortization and accretion                          995           1,179
  Gain on sale of cellular investment                                 -          (2,949)
  Pension income                                                    (72)            (72)
  Deferred income taxes                                               -            (300)
  Gain on redemption of long term debt                                -             (59)
Changes in operating assets and liabilities:
  Accounts and notes receivable                                    (795)           (892)
  Inventories                                                    (1,578)           (352)
  Prepaid expenses and other assets                                (293)            125
  Accounts payable                                                  119            (355)
  Accrued expenses and other long-term obligations                  375           1,475
----------------------------------------------------------------------------------------

    Net cash used for operating activities                       (1,477)           (853)
----------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property, plant and equipment                 237               -
Purchase of property, plant and equipment                          (323)           (766)
Proceeds from sale of cellular investment                             -           7,710
Investment in other assets                                           63               -
Purchase of marketable securities, net                             (860)         (1,514)
----------------------------------------------------------------------------------------

  Net cash provided by (used for) investing activities             (883)          5,430
----------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt                               (107)           (972)
Issuance (repayment) of short term debt, net                      3,000          (3,237)
----------------------------------------------------------------------------------------

  Net cash provided for financing activities                      2,893          (4,209)
----------------------------------------------------------------------------------------

  Net increase in cash and cash equivalents                         533             368
  Cash and cash equivalents - beginning of period                 2,709           2,061
----------------------------------------------------------------------------------------
  Cash and cash equivalents - end of period                      $3,242          $2,429
----------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

(1)  Accounting Policies
     -------------------

The accompanying interim financial statements and related notes should be read in conjunction with the Consolidated Financial Statements of Andersen Group, Inc. and related notes as contained in the Annual Report on Form 10-K for the fiscal year ended February 28, 1995. The interim financial statements include all adjustments (consisting only of normal recurring adjustments) and accruals necessary in the judgment of management for a fair presentation of such statements. In addition, certain reclassifications have been made to the prior period financial information so that it conforms to the current period presentation.

(2)  Inventories
     -----------

Inventories consisted of the following:

                                                 (In thousands)
                                       August 31,              February 28,
                                          1995                     1995
                                      ------------            --------------
Raw materials                            $  114                    $  950
Work in process                           3,625                     2,732
Finished goods                           11,895                    10,374
                                        -------                   -------
                                         15,634                    14,056
LIFO Reserve                             (1,366)                   (1,366)
                                        -------                   -------
                                        $14,268                   $12,690
                                        =======                   =======

(3)  Income Taxes
     ------------

Income tax expense (benefit) represents an estimate of the effective income tax rate for the current fiscal year including adjustments to the Company's deferred income tax liability for prior years taxes.


(4)  Dividends
     ---------

The Company's cumulative convertible preferred stock (the "Preferred Stock") is entitled to accrue quarterly dividends ranging from $.1875 to $.4375 per share, based upon the operating income (as defined) of The J.M. Ney Company ("Ney"), a wholly-owned subsidiary of the Company. No dividends were declared on the Preferred Stock during the period, although they were earned at the rate of $.1875 per share, due to restrictions in the Company's debt covenants as discussed below.

Under the terms of the Company's 10 1/2% convertible subordinated debentures, the Company is restricted from paying dividends on its capital stock after April 14, 1993 until such time as the Company's cumulative consolidated earnings, as defined, reach specified amounts.

Due to the above restriction, the Company anticipates that it will be precluded from paying the quarterly Preferred Stock dividend for the foreseeable future. Through the second quarter of fiscal 1996, approximately $1,104,000 has been accrued for this arrearage (for further information concerning the Company's ability to pay dividends on or purchase or redeem its capital stock see the Liquidity and Capital Resources Section of Management's Discussion and Analysis of Results of Operations and Financial Condition and Part II, Item 3 below).